Exhibit 99.1

Contacts:	Paul Howes, President & CEO
Newpark Resources, Inc.
281-362-6800

FOR IMMEDIATE RELEASE	Ken Dennard, Managing Partner
Dennard Rupp Gray & Lascar, LLC
ksdennard@drg-l.com
713-529-6600

NEWPARK RESOURCES ANNOUNCES EXECUTIVE MANAGEMENT CHANGE

THE WOODLANDS, TX – October 17, 2011 – Newpark Resources, Inc. (NYSE: NR) announced today that James E. Braun, Senior Vice President and Chief Financial Officer (CFO), has informed the Board of Directors that he intends to leave the Company on October 31, 2011, after completing his responsibilities associated with the filing of the Company’s Quarterly Report on Form 10-Q for the third quarter with the SEC. Mr. Braun will be assuming a CFO position with another company in the industry. The Company has announced that it’s current Vice President and Chief Accounting Officer, Gregg Piontek, age 41, will be promoted to Vice President and CFO effective November 1, 2011, as Mr. Braun’s successor.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “Jim has been an integral part of the revitalization of the ‘new’ Newpark Resources since joining as CFO in the fall of 2006. His leadership and integrity will be missed and we wish him well on his next endeavor.”

“I am delighted that Gregg Piontek has been appointed to become our next CFO. Gregg has extensive experience within public companies, and has served as our Controller and Chief Accounting Officer since joining Newpark in 2007, working closely with Jim in all aspects of the Company’s financial and controls development. His appointment as CFO enables us to maintain the continuity of our staff and ensure a smooth transition as we continue growing our company,” added Howes.

Third Quarter 2011 Update

The Company plans to report Third Quarter 2011 results on October 27, 2011. Due to the timing of Mr. Braun’s decision to leave, the Company is providing preliminary financial results and currently expects to report revenues of approximately $260 million and net income per diluted share in the range of $0.22 to $0.23 for the quarter.

Biographical information on Gregg Piontek

Prior to joining Newpark, Mr. Piontek was Vice President and Chief Accounting Officer of Stewart & Stevenson LLC from 2006 to 2007, where he served as the lead executive financial officer for the asset acquisition from Stewart & Stevenson Services, Inc. and $150 million public debt offering. From 2001 to 2006, Mr. Piontek held the positions of Assistant Corporate Controller and Division Controller for Stewart & Stevenson Services, Inc. Prior to that, Mr. Piontek served in various financials roles at General Electric and CNH Global N.V., after beginning his career as an auditor for Deloitte & Touche LLP. Mr. Piontek is a Certified Public Accountant and holds a bachelor degree in Accountancy from Arizona State University and a Master of Business Administration degree from Marquette University.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2010, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to successfully integrate the business acquired from Rheochem and to realize the anticipated benefits from the acquisition, the impact of restrictions on offshore drilling activity in the Gulf of Mexico, our customer concentration and cyclical nature of our industry, the availability of raw materials and skilled personnel, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

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